Exhibit 99.1

SeaSpine Reports 19% Revenue Growth and Record Quarterly Revenue for Second Quarter 2022 and Raises Full Year 2022 Revenue Guidance

CARLSBAD, CA (August 2, 2022) – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today second quarter financial results for the three-months ended June 30, 2022.

Summary Second Quarter 2022 Financial Results and Recent Highlights
•Total revenue of $56.3 million, an increase of 19% year-over-year
•U.S. revenue of $49.5 million, an increase of 16% year-over-year
◦U.S. spinal implants and enabling technologies revenue of $25.0 million, an increase of 17% year-over-year
◦U.S. orthobiologics revenue of $24.5 million, an increase of 16% year-over-year
•International revenue of $6.8 million, an increase of 39% year-over-year
•GAAP and adjusted gross margin of 66.0% and 67.9%, respectively
•Full commercial launch of the following products:
◦WaveForm® C (Cervical) and WaveForm™ TO (TLIF Oblique) 3D-Printed Interbody Systems
◦Meridian™ ALIF System with Reef™ A Interbody
•Extended $30 million credit facility maturity date to July 2025, with the option to increase the borrowing limit by up to an additional $10 million.

“Our first quarter’s strong revenue momentum sustained through the second quarter,” said Keith Valentine, President and Chief Executive Officer. “The success we’ve had in attracting and onboarding distributors from our larger competitors, as well as additional transformational distributors we expect to transition in the near-term, is due in large part to our consistent execution in the commercial launch of industry-leading, new and enhanced products and systems. Our expectation for continued sales traction and visibility into the second half of the year gives us confidence to further raise our full year 2022 revenue guidance.”

Second Quarter 2022 Financial Results
Both the spinal implants and orthobiologics portfolios drove U.S. revenue growth, as well as $1.1 million of capital sales revenue contributed by 7D Surgical. Products and systems launched or enhanced via line extensions within the past five years represented 74% and 43% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. Spinal implants and $1.1 million of capital sales revenue from 7D Surgical drove international revenue growth.

Gross margin for the second quarter of 2022 was 66.0%, compared to 63.2% for the second quarter of 2021. Adjusted gross margin (as described below) for the second quarter of 2022 was 67.9%, compared to 64.5% for the second quarter of 2021.The increase in GAAP and adjusted gross margin was due primarily to lower excess and obsolete inventory charges and production efficiencies gained at our Irvine manufacturing facility.

Operating expenses for the second quarter of 2022 totaled $51.7 million, a $10.6 million increase compared to the second quarter of 2021. The increase in operating expenses was driven primarily by $7.6 million in higher selling and marketing expenses, the majority of which relate to higher selling commissions attributed to revenue growth and the impact of the 7D Surgical sales and marketing team. Research and development expenses increased $0.8 million compared to the second quarter of 2021, which was related to 7D Surgical. General and administrative expenses increased $2.2 million compared to the second quarter of 2021, which was driven primarily by higher information technology and headcount related expenses.

Net loss for the second quarter of 2022 was $13.9 million, compared to a $5.2 net loss for the second quarter of 2021. During the second quarter of 2021, the Company recorded a $6.2 million non-operating gain in Other Income, net, in connection with the forgiveness of the total outstanding amount of its Paycheck Protection Program loan.

Adjusted EBITDA loss (as described below) for the second quarter of 2022 was $4.7 million, compared to a $3.5 million loss for the second quarter of 2021. The increase in adjusted EBITDA loss was the result of the dilutive impact of 7D Surgical on the current quarter results.

Cash and cash equivalents at June 30, 2022 totaled $66.1 million, and included $25 million of outstanding borrowings against the Company’s credit facility. On July 19, 2022, the Company announced that it amended its credit facility with Wells Fargo Bank, N.A. to extend the maturity date through July 2025 and to expand the total potential borrowing capacity by $10 million to $40 million.

2022 Financial Outlook
SeaSpine now expects full-year 2022 revenue to be in the range of $234 to $236 million, reflecting growth of approximately 22% to 23% over full-year 2021, with growth in the U.S. spinal implants portfolio expected to exceed 20%. This compares to previous revenue guidance of $231 million to $235 million.

SeaSpine anticipates approximately $9.5 million to $10.0 million of revenue in the third quarter of 2022 attributable to final stocking orders from its European distributors as a result of its decision to exit the European spinal implants market. The Company expects to generate $7.0 million to $7.5 million of incrementally higher European spinal implants revenue in 2022 compared to the $6.2 million it generated in 2021 primarily as a result of these final stocking orders. SeaSpine will continue to market and sell its orthobiologics and enabling technologies products in the European market.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call today at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by registering here. Participants are required to register at a minimum 15 minutes before the start of the call. To listen to the live webcast and a replay, please visit the Investors section of the SeaSpine website at: https://www.seaspine.com/.

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company presents two financial measures in this press release not reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”): adjusted gross margin and adjusted EBITDA loss. Adjusted gross margin represents GAAP gross margin excluding the impact of the following items recorded to cost of goods sold: technology-related intangible asset amortization expense, nonrecurring, fixed NanoMetalene supplier processing charge, and purchase accounting inventory fair market value adjustment charges. Adjusted EBITDA loss represents earnings (loss) before interest, taxes, depreciation and amortization and excludes the impact of: stock-based compensation, intangible asset impairment charges, spinal set instrument replacement and impairment expenses, other income / expense, the nonrecurring, fixed NanoMetalene supplier processing charge, purchase accounting inventory fair market value adjustment charges, acquisition and integration-related charges, and employee severance and other charges related to the restructuring of the Company’s European sales and marketing organization. A reconciliation of GAAP gross margin to adjusted gross margin and of GAAP net loss to adjusted EBITDA loss for all periods presented appears in the financial tables in this release.

The Company believes that the presentation of adjusted gross margin and adjusted EBITDA loss provides important supplemental information to management and investors regarding financial and business trends relating to the Company's results of operations. For further information regarding why the Company believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this press release filed today with the Securities and Exchange Commission available on the SEC's website at www.sec.gov and on the “Investors” page of the Company’s website at www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development, and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine’s complete procedural solutions feature its market-leading FLASH™ Navigation, a system designed to improve accuracy of screw placement and provide a cost-effective, rapid, radiation-free solution to surgical navigation, and a comprehensive portfolio of spinal implants and orthobiologics to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures on the lumbar, thoracic and cervical spine. With product development expertise in advanced optics, software, orthobiologic sciences and spinal implants, SeaSpine can offer its surgeon customers a complete solution to meet their patients’ evolving clinical needs. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements in this press release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: expectations regarding onboarding transformational distributors in the near-term; expectations regarding continued sales traction, full-year 2022 revenue, and growth in the U.S. spinal implants portfolio; anticipated revenue attributable to final stocking orders from European distributors and the impact thereof on European spinal implants revenue; and the continued marketing and sale of orthobiologics and enabling technologies products in the European market. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of SARS-CoV-2, including variants and sub-variants, on the Company's business and the economy, including reductions in surgical volumes; the impact of staffing shortages, at both third-party facilities at which elective surgeries are performed and the Company’s facilities; surgeons’ willingness to adopt the Company’s newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, as a result of the COVID-19 pandemic, the conflict in Ukraine, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

# # #

Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended Ended June 30,
	2022	2021	2022	2021
Total revenue, net	$56,318	$47,463	$107,011	$89,417
Cost of goods sold	19,127	17,482	39,503	32,848
Gross profit	37,191	29,981	67,508	56,569
Operating expenses:
Selling and marketing	33,029	25,436	62,535	48,835
General and administrative	12,192	9,986	23,131	20,413
Research and development	5,649	4,850	11,499	9,356
Intangible amortization	856	843	1,712	1,635
Total operating expenses	51,726	41,115	98,877	80,239
Operating loss	(14,535)	(11,134)	(31,369)	(23,670)
Other (expense) income, net	(559)	6,079	(557)	5,920
Loss before income taxes	(15,094)	(5,055)	(31,926)	(17,750)
(Benefit) provision for income taxes	(1,147)	158	(1,375)	183
Net loss	$(13,947)	$(5,213)	$(30,551)	$(17,933)
Net Loss per share, basic and diluted	$(0.38)	$(0.16)	$(0.83)	$(0.58)
Weighted average shares used to compute basic and diluted net loss per share	36,767	33,489	36,726	30,716

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2022 (unaudited)	December 31, 2021

Cash and cash equivalents	$66,078	$83,106
Trade accounts receivable, net	34,441	36,231
Inventories	85,906	72,299
Total current liabilities	54,443	52,981
Long-term borrowings under credit facility	25,000	—
Total stockholders' equity	286,827	312,364

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Quarter Ended June 30,		Six Months Ended Ended June 30,
	2022	2021	2022	2021
GAAP net loss	$(13,947)	$(5,213)	$(30,551)	$(17,933)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	4,295	3,133	8,497	5,880
Other expense (income)	559	(6,079)	557	(5,920)
Income tax (benefit) provision	(1,147)	158	(1,375)	183
Spinal set instrument replacement expense	1,665	915	2,683	1,645
Stock-based compensation	3,701	3,096	6,520	5,642
European sales and marketing organization restructuring	127	—	406	—
Purchase accounting inventory fair market value adjustments	83	—	208	—
Acquisition and integration-related charges (7D Surgical)	(10)	519	363	1,795
Total Non-GAAP adjustments	9,273	1,742	17,859	9,225
Adjusted EBITDA Loss	$(4,674)	$(3,471)	$(12,692)	$(8,708)

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP GROSS MARGIN TO ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands)

	Quarter Ended June 30,		Six Months Ended Ended June 30,
	2022	2021	2022	2021
Total revenue, net	$56,318	$47,463	$107,011	$89,417
Less: Cost of goods sold	19,127	17,482	39,503	32,848
Gross profit	37,191	29,981	67,508	56,569
Add back:
Technology-related intangible asset amortization	986	609	1,972	876
Purchase accounting inventory fair market value adjustments	83	—	208	—
Adjusted gross profit	$38,260	$30,590	$69,688	$57,445
Adjusted gross margin (Adjusted gross profit / Total revenue, net)	67.9%	64.5%	65.1%	64.2%